Exhibit 10.1

March 23, 2017

Re:    Separation Agreement

Dear Hal:

This letter sets forth the terms of the separation agreement (the “Agreement”) between you and CymaBay Therapeutics (the “Company”) regarding your employment transition.

1.    SEPARATION DATE; FINAL PAY. Your last date of employment with the Company will be April 15, 2017 (the “Separation Date”). On the Separation Date, the Company will pay you all accrued salary and all accrued but unused vacation, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement. After the Separation Date, you will no longer be employed as Chief Executive Officer and President of the Company, or hold any other employment or officer position with the Company or any of its subsidiaries or affiliated entities. In addition, you agree, no later than the date that you sign this Agreement, to sign and return to the Company a Board resignation letter, which provides for your resignation as a director on the Company’s Board of Directors (the “Board”), and your resignations from the boards of directors (and from any other positions or offices held by you) of any subsidiary entities of the Company, domestic and foreign, on which you serve, such resignations to be effective on the Separation Date.

2.    SEVERANCE BENEFITS. In full satisfaction of any obligations to provide you severance benefits for a “Termination Without Cause” under the terms of your employment agreement entered into between you and the Company dated November 21, 2013 (the “Employment Agreement”), if: (i) you return this fully signed Agreement to the Company on or within twenty-one (21) days of your receipt of it; (ii) allow the releases contained herein to become effective; and (iii) agree to notify the Company promptly of any amount earned by you from other employment or consulting engagement while you are receiving the Severance Benefits; then the Company will pay you the following as your sole severance benefits:

(a)    Severance Payment. The Company will pay you, as severance, the equivalent of twelve (12) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid in equal installments on the Company’s regular payroll schedule over a twelve (12)-month period following the Separation Date; provided, however, that no payments will be made prior to the 60th day following the Separation Date (the “Payment Date”). On the first payroll date after the Payment Date, the Company will pay you in a lump sum the Severance Payment that you would have received on or prior to such date under the original schedule but for the delay while waiting for the Payment Date, with the balance of the Severance Payment being paid as originally scheduled. The Severance Payment shall be reduced by any amounts you receive from any future employment obtained by you during the 12-month period following the Separation Date, except for (i) any fees paid to you for your service as a member of any entity’s technical or advisory board, or board of directors, or (ii) any civic and not-for-profit activities.

(b)    Discretionary 2017 Bonus Payment. You will be eligible to receive a bonus for 2017 of fifty percent (50%) of your annual base salary in effect as of the Separation Date. The Bonus Payment shall be subject to standard deductions and withholdings and shall be paid at the same time as other bonuses for 2017 are paid to Company employees, but in no event later than March 15, 2018. Except as expressly provided herein, you will not be eligible to receive any bonus payments after the Separation Date.

(c)    Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish; You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under COBRA on or after the Separation Date. As an additional benefit under this Agreement, provided that you timely elect continued coverage under COBRA, then the Company shall pay the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on the earliest to occur of: (i) twelve (12) months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason (the “COBRA Premium Period”). You must promptly notify the Company in writing if you become eligible for group health insurance coverage through a new employer during the COBRA Premium Period. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, then the Company instead shall pay you on the Payment Date a fully taxable cash payment equal to the COBRA premiums due under this Section 2(c), subject to applicable tax withholdings, which you may, but are not obligated to, use toward the cost of COBRA premiums.

(d)    Accelerated Vesting and Extension of Exercise Period. You were granted a number of options to purchase shares of the Company’s common stock (collectively, the “Options”), pursuant to the Company’s Equity Incentive Plan (the “Plan”). Effective as of the Separation Date, all of your unvested Options shall be immediately accelerated and become vested in full. Your Options shall continue to be governed by the terms of the applicable stock option agreements and the Plan. Notwithstanding the previous sentence, and any contrary terms of such agreements and the Plan, you may exercise your right to purchase any of the shares that are subject to the Options at any time on or before April 15, 2018.

3. No OTHER COMPENSATION OR BENEFITS. You acknowledge and agree that the Severance Benefits, and other benefits provided herein are in full and complete satisfaction of the Company’s obligations, if any, to pay you severance benefits pursuant to your Employment Agreement, or any other agreements. You further acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA - qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, vacation, incentive compensation, commissions, or equity.

4.    EXPENSE REIMBURSEMENT. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice and policies.

5.    RETURN OF COMPANY PROPERTY. By no later than ten (10) days after the date you signed this Agreement, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally-owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., iPhone), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then by no later than ten (10) days after the close of business on the date you signed this Agreement, you will make reasonable efforts to permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form and, if the Company requests, will provide a written certification to that effect. Your timely compliance with the provisions of this Section 5 is a precondition to your receipt of the benefits provided hereunder. Provided, however, that you may retain the Company iPhone (and telephone number) that was provided to you in connection with your employment, and the Company will work with you to transfer your iPhone telephone number to a personal cellular telephone service account of your choosing.

6.    PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Employee Agreement on Confidential Information and Inventions

(“Confidential Information Agreement”), which includes, but is not limited to your obligation to use or disclose confidential or proprietary information of the Company. A copy of your Confidential Information Agreement is attached hereto as Exhibit A.

7. NONDISPARAGEMENT. You agree not to disparage the Company, or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation. The Company agrees that none of its officers or directors will disparage you in any manner likely to be harmful to you, your business reputation, or your personal reputation; provided that the Company’s officers and directors may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.

To the extent that the Company makes any internal or external announcement concerning the reason for your separation from employment with the Company, it shall state only that you elected to retire from your employment. In addition, if the Company makes any public filing or issues any press release in connection with your separation from employment with the Company, the Company shall provide you with a draft of such filing/press release at least 48 hours prior to its filing/release, and shall give good faith consideration to any modifications that you request be made to such filing/press release.

8.    No VOLUNTARY ADVERSE ACTION; COOPERATION. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation. Further, you agree to voluntarily cooperate with the Company, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony. The Company shall promptly reimburse you for any reasonable, documented, out-of-pocket expenses that you incur in the course of providing the cooperation described in the previous sentence.

9.    No ADMISSIONS. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

10.    RELEASE OF CLAIMS.

(a)    General Release. In exchange for the Severance Benefits and other consideration offered to you under this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company, its parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)    Scope of Release. The Released Claims include, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

(c)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation delivered to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(d)    Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

(e)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable statutory or common law (including, without limitation, California Labor Code Section 2802); (ii) any vested rights or benefits under any Company 401(k) or other retirement plan; (iii) any rights which are not waivable as a matter of law; and (iv) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(f)    Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

11.    REPRESENTATIONS. You hereby represent and warrant that: (i) you have been paid all compensation owed and for all time worked (excluding your final pay); (ii) you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, any applicable law or Company policy; and (iii) you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

12.    COMPLIANCE WITH SECTION 409A. It is the intent of the parties to this Agreement that all payments made hereunder will either comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (“Section 409A”) or comply with an exemption from Section 409A such that no payments made under this Agreement are includible in income pursuant to Section 409A, and the terms and conditions of this Agreement shall be construed and interpreted consistent with such intent. All payments made under this Agreement shall be treated as separate payments and shall not be aggregated with any other payment for purposes of Section 409A.

13.    MISCELLANEOUS. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, agreements, or representations. This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date it below, and return the fully signed Agreement no later than within twenty-one (21) days. If you do not sign and return it to the Company by this date, the Company’s offer to enter into this Agreement will expire.

We wish you the best in your future endeavors.

Sincerely,

CYMABAY THERAPEUTICS

By:	/s/ Robert J. Wills
Robert J. Wills, Ph.D.
Chairman of the Board

Exhibit A – Employee Confidential Information and Inventions Assignments Agreement

UNDERSTOOD AND AGREED:

/s/ Harold Van Wart	April 14, 2017
Harold Van Wart	Date

EXHIBIT A

Employee Confidential Information and Inventions Assignments Agreement